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                                                                    EXHIBIT 11.1

                            THE KINETICS GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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Year ended September 30, 1996:
Shares used in calculation of pro forma net income per common share:
  Weighted average common shares outstanding.......................    7,500,000
  Redeemable convertible preferred stock, if converted.............    1,730,432
  Shares related to SAB Nos. 55, 64 and 83.........................      812,500
                                                                     -----------
    Total..........................................................   10,042,932
                                                                     ===========
Net income applicable to common stockholders.......................  $ 7,799,000
Add back: dividends and accretion on redeemable convertible
 preferred stock...................................................      932,000
                                                                     -----------
    Total..........................................................  $ 8,731,000
                                                                     ===========
    Pro forma net income per common share..........................  $      0.87
                                                                     ===========
Shares used in calculation of supplemental pro forma net income per common share:
  Weighted average common shares outstanding, as computed above....   10,042,932
  Shares of common stock for which proceeds are assumed to be used
   to retire existing indebtedness.................................      967,742
                                                                     -----------
    Total..........................................................   11,010,674
                                                                     ===========
Net income applicable to common stockholders, as computed above....  $ 8,731,000
Add back: Interest on indebtedness assumed to be retired...........      416,000
                                                                     -----------
    Total..........................................................  $ 9,147,000
                                                                     ===========
    Supplemental pro forma net income per common share.............  $      0.83
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